Exhibit 3.1.1

CERTIFICATE OF AMENDMENT TO

THE CERTIFICATE OF INCORPORATION

OF

UFI ACQUISITION, INC.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

The undersigned, being the duly elected President of UFI Acquisition, Inc., a corporation existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST:               The name of the Corporation is UFI Acquisition, Inc.

SECOND:          The Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on January 14, 2013.

THIRD:   The Certificate of Incorporation is hereby amended by striking out Article First thereof and by substituting in lieu of said Article the following new Article:

“FIRST: The name of the Corporation (the "Corporation") is Unique Fabricating, Inc.”

FOURTH:         The amendment of the Certificate of Incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware.

FIFTH:              This Certificate of Amendment is to become effective on the date of filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Amendment to the Certificate of Incorporation on this 22nd day of September, 2014.

Richard L. Baum, Jr.
President